Exhibit 99.1

June 2, 2014

Press Release

SOURCE: Oil States International, Inc.

Oil States International, Inc. Completes Spin-Off of Civeo Corporation

HOUSTON, June 2, 2014 (GLOBE NEWSWIRE) – Oil States International, Inc. (NYSE: OIS) today announced that it has completed the spin-off of its accommodations business, Civeo Corporation, through the distribution of all the shares of Civeo common stock to the holders of Oil States common stock. Civeo Corporation will begin “regular way” trading on the New York Stock Exchange (the “NYSE”) today under the ticker symbol “CVEO”.

“The spin-off of Civeo into a separate, publicly traded company is a significant step in our corporate history which will allow both Oil States and Civeo to pursue growth opportunities in each of their respective businesses. This strategic achievement will allow both companies to capitalize on their respective market opportunities and further enhance shareholder value creation. We congratulate the Civeo management team and wish them well as a stand-alone public company.”

To effect the spin-off, on May 30, 2014, Oil States’shareholders received two shares of Civeo common stock for each share of Oil States common stock held by such shareholders as of the close of business on May 21, 2014. Civeo is now an independent, publicly traded company listed on the NYSE in which Oil States retains no continuing ownership interest.

About Oil States

Oil States International, Inc. is an oilfield services company with a leading market position as a manufacturer of products for deepwater production facilities and certain drilling equipment, as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the NYSE under the symbol “OIS”.

For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2013 filed by Oil States with the Securities and Exchange Commission on February 25, 2014.

CONTACT: Company Contact:

         Lloyd A. Hajdik

         Oil States International, Inc.

         Senior Vice President and Chief Financial Officer

         713-652-0582

         Patricia Gil

         Oil States International, Inc.

         Investor Relations

         713-470-4860